EXHIBIT 10 a) (iii)

DEFERRED COMPENSATION AGREEMENT

AGREEMENT made this ____ day of ______________, 20___, by and between STATE BANK OF LONG ISLAND (hereinafter referred to as "the Bank") and __________________________________________________ (hereinafter referred to as "the Director"),

W I T N E S S E T H :

l.   The Director will serve for the term of office to which he or she is elected as a member of the Board of Directors of the Bank (hereinafter referred to as "the Board"), and will devote the time, attention, skill and effort reasonably required to perform competently the duties of such position.
2.  The Bank will pay the Director compensation for services as such director in such amount as the Board may from time to time determine, reduced by the amounts credited to the Director's Deferred Compensation Account (hereinafter defined) pursuant to paragraph "4".
3.  The Bank will also pay the Director deferred compensation as described in Paragraph 5.
4.  (a) The Bank will credit to a book reserve (hereinafter referred to as the "Deferred Compensation Account") established for this purpose, on the last day of each calendar month up to and including the last calendar month in which the Director has served as a member of the Board, a sum equal to the amount of the following:

INSTRUCTION: Insert an "X" on the line next to each fee to be deferred.

___	Annual Retainer

___	Fees for service as Chair of the following committees:

__________________	______________________

Fees for attendance of the Director at meetings of the following during any calendar month

___	Board of Directors

___	___________________ Committee	___________________ Committee

___	___________________Committee	___________________Committee

 (b) Funds credited to the Deferred Compensation Account shall be kept in cash, co-mingled with the assets of the Bank or invested and reinvested in mutual funds, stocks, bonds, securities, or any other assets as may be selected by the Board in its discretion. Funds credited to the Deferred Compensation Account shall be credited with interest at a rate which is not less than the Bank's Prime Rate at such time. "Prime Rate" as used in this Agreement, means the rate of interest announced by the Bank as its prime rate as in effect on the first day of each calendar month, which rate shall remain in effect for the subsequent calendar month.

 (c) Title to and beneficial ownership of any assets, whether cash or investments, which the Bank may earmark to pay the contingent deferred compensation hereunder, shall at all times remain in the Bank, and the Director and his or her designated beneficiary shall not have any property interest whatsoever in any specific assets of the Bank.
5.      The benefits to be paid as deferred compensation are as follows:
 (a) If the Director ceases to be a member of the Board on or after having attained age _____, the Bank shall pay him or her in sixty (60) monthly installments an amount equal to the fair market value of the assets in the Deferred Compensation Account as of such date. Notwithstanding the foregoing, the total amount payable to the Director shall be increased or decreased, as the case may be, semi-annually to reflect the net income on the funds which remain invested in the Deferred Compensation Account. If the Director dies on or after his or her _____ th birthday and before the sixty (60) monthly payments are made, the unpaid balance will continue to be paid in installments for the unexpired portion of such five (5) year period to his or her designated beneficiary in the same manner as set forth above.
 (b) If the Director ceases to be a member of the Board for any reason other than death or disability, but before having attained age _____, then the amount in the Deferred Compensation Account shall continue to be invested or held in cash as the Board, in its discretion, may determine and no payments shall be made until the Director shall have reached age _____, at which time payments shall be made in the same manner and to the same extent as set forth in paragraph 5(a). Notwithstanding the foregoing, if prior to reaching age ______ the Director dies or becomes disabled, then payments shall be made in the same manner and to the same extent as set forth in paragraph 5(c).
 (c) If the Director dies or is disabled before attaining age _____ and while a member of the Board, then the Bank shall make sixty (60) monthly payments to the Director (if he or she is disabled) or to his or her designated beneficiary (if he or she is deceased), in the same manner and to the same extent as provided in paragraph 5(a).
     (d) If both the Director and his or her designated beneficiary die before sixty (60) monthly payments are made by the Bank, then the remaining value of the Deferred Compensation Account shall be determined as of the date the designated beneficiary died and shall be paid as promptly as possible in one lump sum to the estate of the designated beneficiary.
 (e) The beneficiary is a designated beneficiary for the purposes of this Agreement only as designated by the Director. The beneficiary is______________________________, wife of the Director. The Director may change his or her designation at any time without the consent of any prior beneficiary. If the Director dies and there is no designated beneficiary then surviving, the amounts payable under paragraph 5(c) shall be payable to the Director's estate.

 (f) For the purposes of paragraph 5(c), the Director will be considered disabled if, on the basis of evidence satisfactory to the Board, the Board finds a mental or physical impairment rendering him or her unable to serve as Director and the impairment will continue for more than one year.
 (g) The installment payments to be made under paragraphs 5(a) and 5(c) shall commence on January 1 of the calendar year next succeeding the year which the Director ceases to be a member of the Board. The installments payable to the Director under paragraph 5(b) shall commence on January 1 of the calendar year next succeeding the calendar year in which he or she attains age ________.
 (h) Notwithstanding anything herein to the contrary, the Board shall have the right in its sole discretion to vary the manner and time of making the installment distributions provided in this paragraph and may make such distributions in lump sums or over a shorter period of time as it may find appropriate, provided, however, installment distributions shall not be made in lesser amounts or over a longer period of time than provided in this paragraph “5”.
6.    Nothing in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Director, his or her designated beneficiary or any other person. Any funds which may be invested under the provisions of this Agreement shall continue for all purposes to be a part of the general funds of the Bank and no person other than the Bank shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Bank under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Bank.
7.   The right of the Director or any other person to the payment of deferred compensation or other benefits under this Agreement shall not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.
8.    If the Board finds that any person to whom a payment is payable under this Agreement is unable to care for his or her affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Board to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board may determine. Any such payment shall be a complete discharge of the liabilities of the Bank under this Agreement.

9.    Nothing herein shall be construed as conferring upon the Director the right to continue in the employ of the Bank as an officer or in any other capacity.
l0.   Any deferred compensation payable under this Agreement shall not be deemed salary or other compensation to the Director for the purpose of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Bank for the benefit of its employees.
l1.   The Board shall have full power and authority to interpret, construe and administer this Agreement and the Board's interpretations and construction thereof, the actions thereunder, including any valuation of Deferred Compensation Account, or the amount or recipient of the payment to be made therefrom, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his or her own willful misconduct or lack of good faith.
            l2.   This Agreement shall be binding upon and inure to the benefit of the Bank and the Director and his or her heirs, executors, administrators and legal representatives.
l3.   This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
14.  This Agreement may not be amended or modified, except by an agreement in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

STATE BANK OF LONG ISLAND

BY:_______________________________

__________________________________
, Director